Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2017, with respect to the consolidated financial statements of Cellectar Biosciences, Inc. and Subsidiary included in the Annual Report on Form 10-K for the years ended December 31, 2016 and 2015, which is incorporated by reference in this Registration Statement on Form S-3 as amended by this Amendment No. 1. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin

September 15, 2017